Exhibit 10.1

December 29, 2011

PERSONAL AND CONFIDENTIAL

Matthew Long

51235 Ashley Drive

Granger, Indiana 46530

Dear Matt:

As a follow-up to our previous discussions and to formalize your position as Chief Financial Officer of Supreme Industries, Inc. (“Supreme”), the following outlines the terms of our offer to you:

1. Base Salary:  $225,000, if annualized, less applicable taxes and other legal withholdings (“Base Salary”).  The Base Salary will be reviewed annually, consistent with the practice of reviewing the executive team’s performance.

2. Annual Incentive:  You are eligible to receive a potential annual bonus of up to $85,000, less applicable taxes and other legal withholdings, (“Bonus”) for 2011.  The factors used to determine whether you are eligible to receive the Bonus and the amount of any such Bonus will be based 50% on company financial performance and 50% on your personal performance, which eligibility and amount determinations shall be made in the reasonable discretion of Supreme.  The Bonus, if any, will be paid on or before March 15, 2012.

3. Long Term Incentive:  Supreme intends to adopt a new stock incentive plan for purposes of making equity awards to employees and non-employee directors, subject to the approval of Supreme’s stockholders, which approval is not guaranteed.  In the event such plan is approved by the stockholders, in 2012, you are eligible for a grant of shares of restricted Class A Common Stock in Supreme (“Equity Award”).  The Equity Award shall equal the number of whole shares, using the value model then used by Supreme in its audit report, that have, in the aggregate, a fair market value on the date of grant (as determined in accordance with any applicable new stock incentive plan (“Stock Plan”)) up to $85,000, which shares are subject to all terms of the Stock Plan, if any.  Whether you receive all or any portion of the Equity Award will be based on your achievement of the goals and objectives set forth in your 2012 Performance Plan, which determination of achievement and any Equity Award amount shall be made in the reasonable discretion of Supreme.

4. Sign-on Bonus:  You will be granted 15,000 shares of restricted Class A Common Stock in Supreme, which stock shall not vest until you have completed 6 months of employment with Supreme and is subject to all terms of the Amended and Restated 2004 Stock Option Plan.  These shares shall be granted in the following manner: (a) 10,000 shares granted to you in 2011; and (b) 5,000 shares granted to you in January, 2012.

5. Benefits:  You will be eligible to participate in the Supreme Corporate Benefits program,  subject to the terms and conditions of such program and the applicable plan documents, at the same

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

level as other members of Supreme’s executive leadership team.  You will receive the use of a company car or receive a car allowance comparable to such benefits provided to Supreme’s executive leadership team and in accordance with Supreme’s policies concerning such benefits.

6. Severance:

a.               In the event that (i) there is a Change of Control in Supreme’s ownership, or change in Supreme’s President, prior to April 17, 2013 that directly results in the involuntary termination of your employment, (ii) your employment is terminated by Supreme without Cause, or (iii) you terminate your employment with Supreme for Good Reason, you will receive an amount equal to one year’s Base Salary as of the time of termination, less applicable taxes and other legal withholdings (“Severance”).  The Severance will be paid in accordance with Paragraph 6(c) of this agreement.

b.              For purposes of this Agreement:

i.                  “Cause” means (i) your breach or violation of a material term hereof or other agreement to which you and Supreme are parties, which you fail to cure within thirty (30) days after receiving written notice from Supreme detailing the allegations, (ii) your material failure or refusal to perform your job duties or responsibilities, which you fail to cure within thirty (30) days after receiving written notice from Supreme, (iii) your gross negligence, willful misconduct, breach of fiduciary duty, dishonesty, fraud, embezzlement or theft, which Supreme, in its sole discretion, considers materially damaging to, or which materially discredits, Supreme, or (iv) your conviction, commission, or plea of nolo contendere to any felony or other crime involving dishonesty or moral turpitude.

ii.               “Change of Control” means the occurrence of any of the following circumstances after the date hereof: (A) any “person” (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Supreme or a corporation or other entity owned directly or indirectly by the shareholders of Supreme in substantially the same proportions as their ownership of stock of Supreme, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Supreme representing 30% or more of the combined voting power of Supreme’s then outstanding voting securities without prior approval of at least two-thirds of the members of Supreme’s Board of Directors (“Board”) in office immediately prior to such person attaining such percentage interest; (B) Supreme is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (C) during any fifteen-month period, individuals

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who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by Supreme’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

iii.            “Good Reason” means (i) material diminution in the nature and scope of your responsibilities, duties or authority, (ii) material failure of Supreme to provide you with the Base Salary, incentive payments or benefits (including fringe benefits sponsored by Supreme) in accordance with the terms hereof, or (iii) without your written consent, relocation of your office to an area outside a 50-mile radius of Supreme’s current headquarters; provided that any event described in (i) through (iii) shall not constitute Good Reason unless you deliver to Supreme a written notice of termination for Good Reason within 90 days after you first learn of the existence of the circumstances giving rise to Good Reason, and within 30 days following delivery of such notice, Supreme has failed to cure the circumstances giving rise to Good Reason.

c.               To receive the Severance, you must sign a Termination, Severance and Release Agreement substantially in the form attached hereto as Exhibit A (“Severance Agreement”) and return such Severance Agreement to Supreme within 50 days of Supreme’s provision of the Severance Agreement to you or such shorter time period as specified by Supreme.  The Severance will be paid out in 24 equal semi-monthly installments on Supreme’s regular payroll days, with the first payment starting on the first regular payroll day that is 60 days after your employment terminates (“Severance Start Date”).  If the Severance Agreement allows you to revoke any portion of the Severance Agreement after signing the Severance Agreement and you exercise any such revocation right, you will only receive 1% of the Severance, which will be paid in 1 installment on Supreme’s first regular payroll day after the Severance Start Date.

d.              This agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted in a manner consistent with that intent.  Notwithstanding any provision of this agreement to the contrary, any payment hereunder that is subject to the six-month delay under Section 409A(a)(2)(B) for a “specified employee,” if applicable, shall not be paid or commence until the earliest of: (i) the first day of the seventh month after your date of termination, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A.  Installment payments hereunder shall be treated as separate payments for purposes of Section 409A.

7.               At-Will Employment:  This is an offer of at-will employment and is not an agreement to employ you for any set period of time.  However, you must provide Supreme with 60-days advance notice of any resignation of your employment with Supreme. This agreement also does not state all of the terms and conditions of your employment with Supreme, and you will be required to comply

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with Supreme’s procedures and policies, which may change from time to time.  Furthermore, your participation in any of the benefit and other programs referenced herein is governed by company policies and the specific terms of any relevant plan documents, which policies and plans may be amended or revoked at any time.

8.     Non-Disclosure: During your employment with Supreme, Supreme will provide you with Confidential Information in a manner and at a time in Supreme’s sole discretion.  “Confidential Information” includes trade secrets or confidential information of Supreme, including without limitation: client, referral source, and/or vendor identity, contact, preferences and/or other information and history; current and prospective client, referral and/or vendor lists and/or databases; contracts; information concerning any potential or actual acquisition of Supreme; processes; technical data; policies; pricing, costs, business and/or other strategies; designs; formulas; programming standards; developmental or experimental work; equipment or product design; discoveries; testing results; marketing, sales and/or business plans and/or practices; market or pricing studies, analysis or strategy; development tools or techniques; software source documents; users’, business and/or training manuals; business information; any other original works of authorship by Supreme; hardware configuration; chemical, mechanical or other formulations or compositions of Supreme’s current or future products; budgets; financial information; product construction, specifications and/or other information; audit processes; management methods and information; information regarding the skills and compensation of employees and contractors of Supreme; or other business information disclosed to you by Supreme, either directly or indirectly, in writing, orally, or by drawings or observation. Notwithstanding the foregoing, “Confidential Information” shall not include information (i) that is or shall become generally available to the public other than as a result of your unauthorized disclosure, (ii) that was or becomes available to you on a non-confidential basis from a source other than Supreme or any subsidiaries of Supreme and that you can demonstrate through adequate documentation became available to you in such manner, or (iii) that was developed by or for you independently of, and without the use of, any Confidential Information and that you can demonstrate with adequate documentation was developed by you in such a manner. You shall not, during the period of your employment or at any time thereafter, disclose to anyone, publish, use, exploit, or solicit, allow or assist another person to use, disclose, publish or exploit, except for the benefit of Supreme, any Confidential Information and except as: (1) required in the ordinary course of Supreme’s business in connection with your work for Supreme; (2) required by law; or (3) directed and expressly authorized in writing by the President of the Supreme.  However, this confidentiality provision does not prohibit you from discussing employee compensation for authorized purposes under the National Labor Relations Act.  You represent that, to your knowledge, your performance of your job duties for Supreme will not breach any agreement you may have with any of your prior employers or any other entity or individual.  Additionally, during your employment, Supreme will receive from third parties their confidential information, including without limitation nonpublic personal information.  You will hold all such confidential information in the strictest confidence and not use, publish, exploit or disclose it to any person or organization except as necessary in the course of your employment with Supreme and in accordance with any use agreement with such third party.  Furthermore, upon request by Supreme or upon the termination of your employment for any reason, you will immediately return and deliver to Supreme any and all Confidential Information and all other documents and items — whether in hard or digital form — and all copies thereof which belong to

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Supreme or relate to Supreme’s business and which are in your possession, custody or control, whether prepared by you or others.  You will also, after you have provided a copy of such information or documents to Supreme, delete any information or documents relating to Supreme’s business from any computer, cellular phone or other digital or electronic device owned by you or in your possession.

9.     Non-Competition: During your employment with Supreme, you will not work on any basis (including part-time or as an independent contractor) for a Competing Business or participate in any material way in any other business that is not a Competing Business.  You recognize and agree that:  (i) Supreme has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and Supreme’s business goodwill are valuable assets to Supreme; and (iii) any unauthorized use or disclosure of Supreme’s Confidential Information would cause irreparable harm to Supreme for which there is no adequate remedy at law, including damage to Supreme’s business goodwill.  For these reasons, you agree that to protect Supreme’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants.  During the Non-Competition Period, you, either individually or as a principal, director, officer, partner, manager, contractor, employee, lender, investor, volunteer or in any other manner or capacity whatsoever, shall not, directly or indirectly, without the express prior written consent of the President of Supreme:

(a)          Become employed by, invest in, finance, advise, endorse, perform services or otherwise engage in any capacity with a Competing Business in the Restricted Area; provided, that you may own, directly or indirectly, solely as an investment, not more than three percent (3%) of the securities of any Competing Business traded on any national securities exchange.  You shall be deemed to be engaging in business in the Restricted Area if you use any electronic or digital device on behalf or for the benefit of any Competing Business that is physically located in the Restricted Area to communicate with any person, whether or not such other person is physically located in the Restricted Area, or use any telecommunication device located outside the Restricted Area to communicate with any person located in the Restricted Area on behalf or for the benefit of a Competing Business;

(b)         Solicit business from, attempt to transact business with, or transact business with any current or prospective client of Supreme with whom Supreme transacted business or solicited within the preceding twenty-four (24) months and which either: (i) you contacted, called on, serviced, or did business with during your employment with Supreme; or (ii) you learned of or obtained Supreme’s Confidential Information about as a result of your employment with Supreme.  This restriction applies only to soliciting or transacting business that is in, or is the same or similar to, the scope of services or products provided by Supreme;

(c)          Hire, solicit for employment, induce or encourage to leave the employment of Supreme or otherwise cease their employment with Supreme, on behalf of yourself or any other person or entity, any employee or independent contractor of Supreme or any former contractor or employee of Supreme whose employment or contracting relationship ceased less than three (3) months earlier; provided, that this provision shall not prohibit you from placing general advertisements or conducting any other form of general solicitation that is not specifically

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targeted at any such employee, independent contractor, former employee or former contractor or hiring any such person who responds to such advertisement or general solicitation.

(d)         “Non-Competition Period” means during your employment with Supreme and for a period of one (1) year after your employment with Supreme ceases for whatever reason.  “Competing Business” means any entity or business that provides the same or similar services and products as Supreme, which includes without limitation, the production, development, distribution and/or selling of goods and services related to specialized commercial vehicles, including, without limitation, truck bodies, shuttle buses, homeland response vehicles, armored vehicles, luxury motorcoaches, and portable storage containers.  “Restricted Area” for purposes of this restriction is and to the extent permitted by applicable law (1) any county, parish or similar political subdivision in which you performed any services for Supreme during your employment with Supreme; (2) any county, parish or similar political subdivision about which you received Supreme’s Confidential Information regarding Supreme’s business during your employment with Supreme; (3) any county, parish or similar political subdivision in which an office of Supreme is located for which you had supervisory or managerial responsibilities during your employment with Supreme; and (4) any county, parish or similar political subdivision in which any Supreme office or location is located that was your primary office or an office from which you regularly worked during your employment with Supreme or for which you provided services.

(e)          You agree that the restrictions contained in Paragraphs 8 and 9, in view of the national nature of Supreme’s business and Supreme’s Confidential Information and business goodwill, are reasonable and necessary to protect Supreme’s legitimate business interests and goodwill and that any violation of these restrictions would result in irreparable injury to Supreme for which money damages would not be a sufficient remedy.  Therefore, you agree that Supreme shall be entitled to a temporary restraining order and injunctive relief, without the posting of bond, restraining you from the commission of any breach of Paragraphs 8 and 9 and to recover Supreme’s reasonable attorneys’ fees, costs and expenses related to any breach or threatened breach of this agreement.  Nothing contained in this agreement shall be construed as prohibiting Supreme from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.  If you violate any of the restrictions contained in Paragraph 9, the Non-Competition Period will be suspended and will not run in favor of you until such time that you cure the violation to the satisfaction of Supreme.  If you, in the future, seek or are offered employment, or any other position or capacity with another person or entity, you agree to inform each new entity or individual, before accepting employment or other position, of the existence of the restrictions in Paragraphs 8 and 9.  Further, before taking any employment or other position with any person or entity during the Non-Competition Period, you agree to give prior written notice to Supreme of the name of such person or entity.  Supreme shall be entitled to advise such person or entity of the provisions of Paragraphs 8 and 9 and to otherwise deal with such person to ensure that the provisions of Paragraphs 8 and 9 are enforced and duly discharged.

10.   Ownership of Information, Inventions, and Original Works:  You hereby assign to Supreme

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any rights you may have or acquire in Proprietary Information and recognize that all Proprietary Information shall be the sole property of Supreme and its assigns and that Supreme and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, and all other rights throughout the world (collectively, “Proprietary Rights”) related thereto.  “Proprietary Information” means trade secrets, confidential knowledge, data or any other proprietary information of Supreme.  By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, testing trials, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of Supreme.  You further hereby assign to Supreme all of your right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during your employment with Supreme or in conjunction or at the request of any other person or entity and related in any manner to specialized commercial vehicles, including, without limitation, truck bodies, shuttle buses, homeland response vehicles, armored vehicles, luxury motorcoaches, and portable storage containers, prior to the effective date of this agreement (collectively, “Prior Vehicle Inventions”). Inventions and Prior Vehicle Inventions are hereinafter referred to as “Company Inventions.” You recognize that this agreement does not require assignment of any invention which you developed entirely on your own time without using Supreme’s equipment, supplies, facilities or trade secret information, unless that invention (a) relates at the time of conception or reduction to practice of the invention to specialized commercial vehicles, including, without limitation, truck bodies, shuttle buses, homeland response vehicles, armored vehicles, luxury motorcoaches, and portable storage containers, or any other portion of Supreme’s business or actual or demonstrably anticipated research or development of Supreme; or (b) results from any services performed by you for Supreme.  You also assign to, or as directed by, Supreme all of your right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between Supreme and the United States or any of its agencies.  You also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of the services that you provide to Supreme and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).  You further agree to assist Supreme, at Supreme’s expense, in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Supreme may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, you will execute, verify and deliver assignments of such Proprietary Rights to Supreme or its designee. You hereby waive and quitclaim to Supreme any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Supreme.  You agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required

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by Supreme) of all Proprietary Information developed by you and all Inventions made by you during your employment with Supreme, which records shall be available to and remain the sole property of Supreme at all times.  Except for the Prior Vehicle Inventions, those Inventions, if any, patented or unpatented, that you made prior to your employment with Supreme are excluded from the scope of this agreement.

11.   Non-Disparagement:  You agree that Supreme’s goodwill and reputation are assets of great value to Supreme which were obtained through great costs, time and effort.  Therefore, you agree that during your employment with Supreme and after the termination of your employment for any reason, you will not in any way disparage, libel or defame Supreme, its business or business practices, its products or services, or its employees, officers, directors or owners.  Supreme agrees that, during your employment and after the termination of your employment for any reason, the executive officers of Supreme will not in any way disparage, libel or defame you.  Notwithstanding the foregoing, this provision shall not apply to any testimony given by a party pursuant to subpoena or court order or prohibit a party from participating in or otherwise responding to any investigation or inquiry conducted by any governmental agency.

12.   No Expectation of Privacy:  You understand and agree that you have no expectation of privacy with respect to Supreme’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, text messages, e-mail messages accessed or created, internet sites accessed, and voice messages) and that your activity and any files or messages on or use of any such systems may be accessed, monitored, copied and saved by Supreme at any time without notice to you.

13.   This agreement is the entire agreement between you and Supreme with respect to the subject matter hereof, and supersedes any previous agreements, written or oral, between you and Supreme with regard to the subject matter of this agreement.  This agreement may not be modified or amended orally and any amendment or modification must be in writing and be signed by you and the President of Supreme.  In the event any court of competent jurisdiction holds any provision of this agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this agreement to the minimum extent required, and the remaining provisions shall not be affected and shall remain in full force and effect.  You further agree that in the event any of the covenants contained in Paragraph 9 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions of Paragraph 9 to be amended with respect to that particular jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

14.   This agreement shall be binding upon and inure to the benefit of you, Supreme and any parents, subsidiaries, affiliated companies, successors or assigns of Supreme.  Your obligations under this agreement shall be binding upon you and your heirs and executors.  The obligations under Paragraphs 8, 9, 10, 11, 13, 14, and 15 of this agreement shall continue in effect after the termination of your employment, regardless of the reason(s) for termination.  Supreme’s waiver of

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any provision of this agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this agreement.

15.   Any dispute in the meaning, effect, or validity of this agreement shall be resolved in accordance with the laws of the State of Indiana without regard to the conflict of laws provisions thereof.  Venue of any litigation arising from this agreement shall be in a federal or state court of competent jurisdiction in Elkhart County, Indiana or in any other county in which such litigation may be required by any mandatory venue provision.  Further, the prevailing party in any legal proceeding based upon this agreement shall be entitled to reasonable attorney’s fees and court costs, in addition to any other recoveries allowed by law.

I look forward to your acceptance of our offer, which you may do by signing below and returning this letter to my attention.

Regards,

/s/ Kim Korth	12/29/11

Kim Korth

President and CEO

Supreme Industries, Inc.

Accepted:	/s/ Matthew W. Long	Date:	12/29/11
Matthew Long

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Exhibit “A”

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by Supreme Industries, Inc. and its affiliates and subsidiaries (“Employer”) and Matthew Long (“Employee”).  The Employer and Employee are referred to collectively as the “Parties.”

WHEREAS, Employee was employed with Employer;

WHEREAS, Employee’s employment with Employer terminated effective                                          (“Termination Date”);

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning Employee’s employment, the separation of Employee’s employment with the Employer, and any and all disputes over benefits and compensation connected with such employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      End of Employee’s Employment.  The Parties acknowledge that the Employee’s employment with Employer terminated on the Termination Date.

2.                                      Certain Payments and Benefits.

(a)                                        Accrued Obligations.  On the Employer’s next regularly scheduled payday after the Termination Date, the Employer shall pay Employee for all unpaid salary through the Termination Date and, if payable in accordance with the Employer’s policies, procedures and plans in effect, accrued vacation, paid time off benefits, bonuses and business expenses.  All amounts paid shall be subject to applicable payroll withholdings and taxes.

(b)                                       Separation Payments.  Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Agreement and provided that Employee does not revoke certain portions of this Agreement under Section 12, the Employer will pay Employee the amount of $                      , minus normal payroll withholdings and taxes (“Separation Payment”), in 24 equal semi-monthly installments on the Employer’s regular payroll days, with the first payment starting on the first regular payroll day that is 60 days after the Termination Date (“Severance Start Date”).  No Separation Payment will be paid until the Employer receives this Agreement executed by Employee and the time period for Employee to revoke certain portions of this Agreement, as specified in Section 12, has expired.  Employer must receive this Agreement executed by Employee on or before                           .  If Employer receives this Agreement executed by Employee and Employee revokes certain portions of this Agreement, as specified in Section 12, Employer shall only pay Employee 1% of the Separation Payment, minus normal payroll withholdings and taxes (“Partial Separation Payment”), which payment shall be made in a single lump sum payment on the Employer’s first regular payday after the Severance Start Date.  The period of time commencing on the Termination Date and ending on the date of the last Separation Payment is referred to as the “Separation Period.”  Neither the Separation Payment nor the Partial Separation Payment will be treated as compensation under any

Employer 401(k) Plan or any other retirement plan.  The Employer’s obligations under this Section 2(b) shall cease if it learns that the Employee has violated any provision of this Agreement.

(c)                                        Waiver of Additional Compensation or Benefits.  Other than compensation, payments and benefits provided for: in this Agreement; by law; or in any restricted stock plan or benefit program of Employer in which Employee is a participant, Employee shall not be entitled to any additional compensation or benefits.  Any vested interest held by Employee in any Employer 401(k) Plan, retirement plan and any other plans in which Employee participates, if any, shall be distributed in accordance with the terms of the plan and applicable law, if any.

(d)                                       To the extent any amount payable under this Section is nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”), then (i) for purposes of this Section, “termination of employment” shall mean Employee’s “separation of service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder and (ii) wherever payments to which this Section applies are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.

3.                                      General Release and Waiver.  In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, including, without limitation either the Separation Payment or the Partial Separation Payment, Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges Employer and all of its affiliates, and each of its respective officers, directors, shareholders, equity holders, members, partners, agents, employees, successors and assigns, (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with Employer or its affiliates or the separation of that employment or any circumstances related thereto, including without limitation all claims arising under or relating to employment with the Employer, any actions of the Employer or any of the Released Parties during Employee’s employment with the Employer, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act, the Racketeer Influenced and Corrupt Organizations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights

Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Indiana Code, the Sarbanes-Oxley Act, the anti-retaliation provisions of the Fair Labor Standards Act or any other applicable federal, state or local employment discrimination statute, law or ordinance, including, without limitation, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under state, federal or local law, including, but not limited to assault and intentional infliction of emotional distress, as well as any expenses, costs or attorneys’ fees.  Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state or local human rights commission in connection with any claim Employee believes Employee may have against Employer or its affiliates.  However, by executing this Agreement, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on Employee’s behalf.  This release shall not apply to any of the Employer’s obligations under this Agreement, or any vested 401(k), retirement plan or COBRA continuation coverage benefits, or any other vested benefits under any stock or benefit plan of Employer in which Employee is a participant.  Additionally, this release shall not operate to waive or bar any claim or right that by law may not be waived or barred.  Employee acknowledges that certain of the payments and benefits provided for in Section 2 of this Agreement constitute good and valuable consideration for the release contained in this Section 3.

4.                                      Return of Employer Property.  Within three (3) days of the Termination Date, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property, including, without limitation, any Confidential Information (defined below), in his possession which belong to the Employer or any one or more of its affiliates, including, without limitation, all, computer access codes, passwords, Blackberries, credit cards, keys and access cards; and (b) deliver all original and copies of notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) (“Documents”) that relate or refer to (i) the Employer or any one or more of its affiliates, or (ii) the Employer’s business in any way or any one or more of the Employer’s affiliates’ business in any way.  By signing this Agreement, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items and all copies of items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will immediately notify Employer and immediately return/deliver such items to Employer.  Employee further agrees that, after Employee provides a copy of such information or documents to Employer, Employee will delete any information or documents relating to the Employer’s business from any computer, cellular phone or other digital or electronic device owned by Employee.

5.                                      Confidentiality of Information.  During Employee’s employment with Employer, Employer provided Employee with Confidential Information (defined below), to which Employee has not previously had access.  For purposes of this Agreement, “Confidential Information” includes trade secrets or confidential information of the Employer, including without limitation: client, referral source, and/or vendor identity, contact, preferences and/or other information and history; current and prospective client, referral and/or vendor lists and/or databases; contracts; information concerning any potential or actual acquisition of the Employer; processes; technical data; policies; pricing, costs, business and/or other strategies; designs; formulas; programming standards; developmental or experimental work; equipment or product design; discoveries; testing results; marketing, sales and/or business plans and/or practices; market or pricing studies, analysis or strategy; development tools or techniques; software source documents; users’, business and/or training manuals; business information; any other original works of authorship by the Employer; hardware configuration; chemical, mechanical or other formulations or compositions of Employer’s current or future products; budgets; financial information; product construction, specifications and/or other information; audit processes; management methods and information; information regarding the skills and compensation of employees and contractors of Employer; or other business information disclosed to Employee by the Employer, either directly or indirectly, in writing, orally, or by drawings or observation. Notwithstanding the foregoing, “Confidential Information” shall not include information (i) that is or shall become generally available to the public other than as a result of the Employee’s unauthorized disclosure, (ii) that was or becomes available to the Employee on a non-confidential basis from a source other than the Employer or any subsidiaries of the Employer and that the Employee can demonstrate through adequate documentation became available to the Employee in such manner, or (iii) that was developed by or for the Employee independently of, and without the use of, any Confidential Information and that the Employee can demonstrate with adequate documentation was developed by the Employee in such a manner. Employee agrees that Employee will not take, disclose to anyone, publish, use, exploit, or solicit, allow or assist another person to take, use, disclose, publish or exploit any Confidential Information, except as: (1) required by law; or (2) directed and expressly authorized in writing by the President of the Employer.

6.                                      Breach of Agreement.  In the event (i) Employee fails to fulfill any of Employee’s obligations in this Agreement, or (ii) Employee or anyone acting on Employee’s behalf brings suit against the Employer seeking to declare any term of this Agreement void or unenforceable and if one or more material terms of this Agreement are ruled by a court or arbitrator to be void or unenforceable or subject to reduction or modification, then the Employer shall be entitled to (a) terminate the Agreement, (b) terminate the Separation Payment, (c) recover the Separation Payment already paid to Employee (except for the Partial Separation Payment), (d) recover attorneys’ fees, expenses and costs the Employer incurs in such action, and/or (e) recover any and all other damages to which the Employer may be entitled at law or in equity as a result of a breach of this Agreement.

7.                                      Not An Admission of Wrongdoing.  This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

8.                                      Voluntary Execution of the Agreement.  Employee and Employer represent and agree that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into this Agreement.

9.                                      Confidentiality of Agreement.  Employee agrees to keep confidential the specific terms of this Agreement and shall not disclose same to any person except that Employee may inform Employee’s spouse and Employee’s financial, tax, professional and legal advisors of the contents or terms of this Agreement.  Before sharing the Agreement or its terms with Employee’s spouse or Employee’s financial, tax and/or legal advisors, Employee agrees to notify them of this confidentiality requirement and obtain a pledge from them not to disclose the terms of this Agreement.  If Employee is required to disclose the Agreement to others by legal process, Employee shall to the extent practical under the circumstances first give notice to the Employer in order that the Employer may have an opportunity to seek a protective order.  Employee shall cooperate with the Employer, should it decide to seek a protective order.

10.                               Binding Effect.  This Agreement shall be binding upon the Employer and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns.  In the event of Employee’s death, this Agreement shall operate in favor of Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.

11.                               Entire Agreement.  This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Employee’s employment with Employer, the subject matter of this Agreement or any other term or condition of the relationship between Employer and Employee, save and except for any non-disparagement, non-disclosure, non-solicitation, non-competition, wage deduction or intellectual property assignment agreements in effect between Employee and Employer, which agreements, if any, shall continue in full force and effect.

12.                               Knowing and Voluntary Waiver.  Employee, by Employee’s free and voluntary act of signing below, acknowledges that (i) Employee has been given a period of                              days (“Review Period”) to consider whether to agree to the terms contained herein, (ii) Employee has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) Employee understands that this Agreement specifically releases and waives all rights and claims Employee may have under the Age Discrimination in Employment Act (“ADEA”)  prior to the date on which Employee signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, Employee acknowledges that the Separation Payment provided for in Section 2(b) of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.  Employer and Employee agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period.

This Agreement will become effective, enforceable and irrevocable as to Employee’s release of any claims the Employee may have under the ADEA on the eighth day after the date on which it is executed by Employee (“Effective Date”).  During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to release any claims the Employee may have under the ADEA, and any amendments thereto, by indicating in writing to Employer the Employee’s intention to revoke, in accordance with the provisions of Section 13.  If Employee exercises Employee’s right to revoke hereunder, Employee shall forfeit Employee’s right to receive the Separation Payment provided for in Section 2(b), except for the Partial Separation Payment, and to the extent such payments or benefits have already been made, Employee agrees that Employee will immediately reimburse the Employer for the amounts of such payments and benefits.

13.                               Notices.  All notices and other communications hereunder will be in writing.  Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Employee:

Matthew Long

If to Employer:

Supreme Industries, Inc.

2581 East Kercher Road

Goshen, IN 46527

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, fax, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any party may change the address to which notices and other communications are to be delivered by giving the other party notice.

14.                               Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Indiana.  The Employer and Employee agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.  Venue of any litigation arising from this Agreement shall be in a court of competent jurisdiction in Elkhart County, Indiana or in any other county required by any mandatory venue provision.

15.                               Counterparts.  This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile) shall be deemed an original and all of which together shall constitute one and the same instrument.

16.                               No Assignment Of Claims.  Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving the Employer, or any portion thereof or interest therein.

17.                               No Waiver.  This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

Agreed to by Employee:

Signature:
Printed Name:
Date:

STATE OF INDIANA

COUNTY OF ELKHART

Before me, a Notary Public, on this day personally appeared Matthew Long, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.

Given under my hand and seal of office this           day of                             ,               .

Notary Public in and for the State of Indiana
(PERSONALIZED SEAL)

Supreme Industries, Inc.

Signature:
Printed Name:
Title:
Date: